Exhibit 10.5

This INDEMNITY AGREEMENT, dated as of February 12, 2016 (this “Agreement”), among Atrinsic, Inc. (“Atrinsic”), Strategic Bio Partners, LLC (the “Indemnitor”), Iroquois Master Fund Ltd. (“Iroquois Master”), Iroquois Capital Investment Group (“Iroquois Capital”), and Hudson Bay Master Fund Ltd. and (“Hudson Bay” and together with Iroquois Master and Iroquois Capital, the “Guarantors”).

RECITALS:

WHEREAS, reference is made to that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), among Atrinsic, Protagenic Acquisition Corp. and Protagenic Therapeutics, Inc.;

WHEREAS, as an inducement to the parties’ willingness to consummate the transactions contemplated by the Merger Agreement, the Indemnitor has agreed to indemnify Atrinsic for certain matters as described below up to the aggregate amount set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Indemnification. The Indemnitor hereby covenants and agrees, at its sole cost and expense, to assume liability and/or reimburse Atrinsic for the following:

(i)	amounts due the U.S. Treasury for failure to file Form 5471 for its tax years ended December 31, 2011, December 31, 2012 and June 30, 2014 (the “Tax Claim”);

(ii)	amounts due the New York State Workers’ Compensation Board for Atrinsic’s failure to carry required workers’ compensation insurance for the period from July 6, 2011 to May 10, 2012 pursuant to a judgment signed July 10, 2012 (the “2012 Workers’ Compensation Claim”);

(iii)	amounts that may be due the New York State Workers’ Compensation Board pursuant to a judgment signed October 5, 2011 (the “2011 Workers’ Compensation Claim”);

(iv)	amounts Atrinsic is required to pay as a result of its subsidiaries that are being simultaneously spun-off pursuant a Subsidiaries Split-Off Agreement between Atrinsic and Quintel Holdings, Inc. (the “Subsidiaries Claim”); and

(v)	amounts due to the New York State Department of State as a result of Atrinsic’s failure to file its biennial statements with the New York State Department of State and to maintain its good standing as a foreign entity registered to do business in New York State (the “NY Good Standing Claim”, and together with (i), (ii), (iii) and (iv) the “Indemnified Liabilities”);

and any penalties or interest that may accrue thereon, provided that the aggregate amounts payable in the aggregate by the Indemnitor hereunder shall not exceed $200,000.00 (the “Indemnification Limit”).

3. The Tax Claim, the 2012 Workers’ Compensation Claim and the 2011 Workers’ Compensation Claim.

(a) Within forty-five (45) days following the Closing of the Merger, the Indemnitor agrees to either pay all amounts due with respect to the Tax Claim, the 2012 Workers Compensation Claim and the 2011 Workers’ Compensation Claim or to commence negotiations with the Internal Revenue Service and the New York State Workers’ Compensation Board with respect to the respective Claim pursuant to the power of attorney granted to the Indemnitor pursuant to Section 5 below.

(b) In the event the Indemnitor shall fail to pay all amounts due with respect to the Tax Claim, 2012 Worker’s Compensation Claim and the 2011 Workers’ Compensation Claim within the aforesaid forty-five (45) day period or shall fail to commence negotiations with the applicable Governmental Institution, as defined below, within said period, or shall terminate such negotiation, then Atrinsic shall be free to settle the respective Claim on such terms as Atrinsic sees fit. Atrinsic shall give the Indemnitor a minimum of ten (10) days written notice of its intention to settle the Claim and the terms thereof. Within seven (7) days following receipt of that notice, the Indemnitor shall pay to Atrinsic the amount payable with respect to the Claim to be settled, subject to the Indemnification Limit.

(c) In the event the Tax Claim, 2012 Worker’s Compensation Claim and/or the 2011 Workers’ Compensation Claim is still outstanding twelve (12) months following the date of this Agreement, Atrinsic shall be free to settle the respective claim on such terms as Atrinsic sees fit. Atrinsic shall give the Indemnitor a minimum of ten (10) days prior written notice of its intention to settle the Claim and the terms thereof. Within seven (7) days following receipt of that notice, the Indemnitor shall pay to Atrinsic the amount payable with respect to the Claim to be settled, subject to the Indemnification Limit.

4. The Subsidiaries Claim.

(a) If any Subsidiaries Claim is asserted against Atrinsic or any of its officers, directors, employees, stockholders, agents, representatives and affiliates, then Atrinsic shall notify the Indemnitor within 20 days after receipt of that claim (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to review the Subsidiaries Claim and to conduct any negotiations related thereto, to defend Atrinsic and/or to settle the Subsidiaries Claim. The expenses (including reasonable attorney’s fees) of all negotiations proceedings, lawsuits or settlements of such Subsidiaries Claims shall be borne by the Indemnitor and shall be excluded for purposes of calculating the Indemnification Limit.

(b) In the event the Indemnitor shall (i) fail to pay the aforesaid Subsidiaries Claim, (ii) fail to defend Atrinsic with respect to that Subsidiaries Claim, (iii) discontinue its defense, (iv) fail to commence negotiations with the respective Governmental Institution or (v) terminate such negotiations, then Atrinsic shall be free to settle that Subsidiaries Claim on such terms as Atrinsic sees fit. Atrinsic shall give the Indemnitor a minimum of ten (10) days prior within notice of its intention to settle the Subsidiaries Claim and the terms thereof. Written seven (7) days following receipt of that notice, the Indemnitor shall pay to Atrinsic the amount payable with respect to the Subsidiaries Claim to be settled, subject to the Indemnification Limit.

5. Power of Attorney. Atrinsic hereby grants the Indemnitor an irrevocable power-of-attorney to negotiate and/or appeal on behalf of Atrinsic the Indemnified Liabilities with the New York State Workers’ Compensation Board, the Internal Revenue Service, the Delaware Secretary of State and the New York Secretary of State or any other federal or state institution with jurisdiction over the Indemnified Liabilities (“Governmental Institution”); provided that any proposed agreement or settlement to which a Governmental Institution has agreed in principal regarding the Indemnified Liabilities (a “Proposed Settlement”) may only be entered into in and become binding with the written agreement of Atrinsic; further provided that if Atrinsic does not agree in writing to a Proposed Settlement, the amount that the Indemnitor would be required to pay for the Claim to which the Proposed Settlement relates shall henceforth be limited to the lesser of (i) the dollar amount that would have been paid in the Proposed Settlement, or (ii) the Indemnification Limit. The powers-of-attorney granted in this section shall expire on the earliest of the date (i) that is twelve (12) months from the date hereof, (ii) on which there are no Indemnified Liabilities outstanding or (iii) on which no power of attorney granted hereunder is outstanding. The Indemnitor may terminate its power of attorney by providing notice of such termination in writing to Atrinsic.

6. Guaranteed Obligations.

(a) Guaranteed Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Atrinsic the indefeasible payment in full in cash and discharge, or other satisfaction and discharge, in full of the Guaranteed Obligations (as defined below). “Guaranteed Obligations” means, collectively, all of the present and future payment and performance obligations of Indemnitor arising from the Indemnified Liabilities and, for avoidable of doubt, subject to the Indemnification Limit.

(b) Waiver. Guarantors waive diligence, presentment, protest, notice of dishonor, notice of default by Indemnitor, demand for payment, extension of time for payment, notice of acceptance of this Guaranty, and indulgences and notices of every kind. Guarantors waive any rights of subrogation, indemnity, reimbursement, and contribution which would otherwise be acquired by Guarantors by reason of their payment of any part of the Guaranteed Obligations.

(c) Guarantors’ Representation and Warranty. Each Guarantor represents and warrants to Buyer that such Guarantor expects to derive substantial benefits from the transactions contemplated by the Merger Agreement and the indemnification provided for herein.

(d) Enforcement. This is a continuing guaranty of payment and performance, not a guaranty of collection. Atrinsic may enforce this Guaranty without first proceeding against Indemnitor or any other person, and without first pursuing any other right or remedy. This Guaranty remains enforceable regardless of any defenses based on failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, or usury that the Indemnitor may assert on the Indemnified Obligations.

(e) Enforcement Expenses. Each Guarantor shall pay or reimburse Atrinsic for all reasonable costs, expenses and attorneys’ fees paid or incurred by Atrinsic on all meritorious claims in endeavoring to collect and enforce the Guaranteed Obligations and in enforcing this Guaranty.

(f) Alteration of Indemnified Obligations. No provision of this Guaranty shall be construed to amend the Indemnified Obligations or to relieve Indemnitor of any obligations thereunder.

(g) No Duties Owed by Atrinsic. Each Guarantor acknowledges and agrees that Atrinsic (a) has not made any representations or warranties with respect to, (b) does not assume any responsibility to such Guarantor for, and (c) has no duty to provide information to such Guarantor regarding, the enforceability of any of the Guaranteed Obligations. Applicable Law; Venue.

(h) Valid and Binding Instrument. Each Guarantor hereby represents, warrants and covenants that this Guaranty is a legal, valid and binding instrument, enforceable against it in accordance with its terms.

7. Applicable Law; Venue

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

(b) Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. The prevailing party in any action or proceeding brought to enforce the terms of this Agreement shall be entitled to reimbursement of it reasonable legal fees and expenses incurred in connection with that action or proceeding.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9. Effectiveness. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto, but in no event shall it become effective prior to the Merger Agreement.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Atrinsic and their respective successors and assigns including all persons who become bound to this Agreement. Neither Iroquois Master, Iroquois Capital, nor Hudson Bay shall, without the prior written consent of the other, assign any right, duty or obligation hereunder.

11. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12. Termination. This Agreement shall terminate upon the earlier of (a) the date on which there are no Indemnified Liabilities outstanding or, in the case of the Subsidiaries Claim, potential claims outstanding, or (b) six (6) years from the date of the Closing.

13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[Signature pages to follow]

IN WITNESS WHEREOF, Atrinsic, Iroquois Master, Iroquois Capital, and Hudson Bay have caused this Indemnity Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ATRINSIC, INC.

	By:	/s/ Edward Gildea
	Name:	Edward Gildea
	Title:	Chief Executive Officer

STRATEGIC BIO PARTNERS, LLC

By:
Name:
Title:

GUARANTORS

IROQUOIS MASTER FUND LTD.

By:
	Name:	Joshua Silverman
	Title:	Authorized Signatory

IROQUOIS CAPITAL INVESTMENT GROUP

By:
	Name:	Joshua Silverman
	Title:	Authorized Signatory

HUDSON BAY MASTER FUND LTD.

By:
Name:
	Title:	Authorized Signatory